EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS AHEAD OF EXPECTATIONS; PROVIDES INITIAL OUTLOOK FOR FISCAL 2024

•Fourth Quarter and Full Year Revenue Exceeded Expectations, Led by Asia and Europe, with Fourth Quarter Revenue Up 1% on a Reported Basis and 9% in Constant Currency on a 13-Week Comparable Basis and Full Year Fiscal 2023 Revenue Up 4% and 10%, Respectively
•Global Direct-to-Consumer Comparable Store Sales Grew 6% in the Fourth Quarter, Driven by Continued Brand Elevation with Double-Digit Average Unit Retail ("AUR") Growth and Full-Price Retail Performance
•Delivered Better Than Expected Fourth Quarter Operating Margin Expansion and Operating Profit Growth Despite Significant Cost and Foreign Currency Headwinds
•Outlook for Fiscal 2024 Net Revenue Growth of Low-Single Digits on Both a Reported and Constant Currency Basis with Operating Margin Expansion
•Returned a Total of $653 Million to Shareholders Through Our Dividends and Repurchase of Class A Common Stock in Fiscal 2023

NEW YORK -- (BUSINESS WIRE) -- May 25, 2023 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $0.48 on a reported basis and $0.90 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2023. This compared to earnings per diluted share of $0.34 on a reported basis and $0.49 on an adjusted basis, excluding restructuring-related and other net charges for the fourth quarter of Fiscal 2022.

"As I reflect on the past year, I am inspired by how our teams around the world brought the magic of our timeless vision to life. From our California Dreaming show to sponsoring some of the most iconic moments in sports — it's their passion and optimism that inspire people to step into their dreams," said Ralph Lauren, Executive Chairman and Chief Creative Officer.

"We made strong progress in the first year of our Next Great Chapter: Accelerate plan, as our teams around the world executed exceptionally well through a highly dynamic global operating environment," said Patrice Louvet, President and Chief Executive Officer. "Our Fiscal 2023 performance puts us on track with our investor day commitments. We continue to be on offense as we balance growth and operating discipline, investing in our brand while delivering strong shareholder returns."

Mr. Louvet continued, "Looking ahead, our growth and value creation will continue to be supported by the strength of our brand and multiple growth engines — from recruiting new high-value consumers and driving our timeless core products and high-potential product categories to targeted geographic and channel expansion."

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Key Achievements in Fourth Quarter and Full Year Fiscal 2023

We delivered the following highlights across our strategic priorities in the fourth quarter and full year Fiscal 2023:

•Elevate and Energize Our Lifestyle Brand
◦Delivered strong growth in customer lifetime value and full-price new consumer acquisition, supported by high-single digit growth in social media followers and digital search trends significantly outpacing peers. Consumer metrics gained momentum led by growth in brand consideration, value perception and net promoter scores for both the fourth quarter and full year
◦Fueled consumer recruitment and engagement through key brand moments, with fourth quarter investments focused on: our 3rd annual sponsorship of the Australian Open; first-ever brand collaboration and NFTs with Web3 community Poolsuite as part of our Miami ecosystem launch; successful Lunar New Year Polo Bear campaign; and iconic celebrity dressing moments including Malala Yousafzai at the Oscars
•Drive the Core and Expand for More
◦Drove robust revenue growth in our Core business, up low double-digits to last year, as well as our high-potential categories — including Women's, Outerwear and Home — up low-teens to last year, both in constant currency
◦Product highlights this quarter included: our Polo Women's intimates launch; special edition Creed III movie collaboration; and Lunar New Year 'Year of the Rabbit' capsule
◦Increased AUR by 12% across our direct-to-consumer network in both the fourth quarter and full year, on top of double-digit increases last year, driven by continued elevation of our product offering and favorable geographic and channel mix shifts
•Win in Key Cities with Our Consumer Ecosystem
◦Delivered targeted key city ecosystem expansion across every region including emblematic store openings in Sydney, Miami, and Shenzhen in the fourth quarter
◦By geography, fourth quarter sales performance was led by Asia, up 13% on a reported basis and 29% in constant currency on a 13-week comparable basis, with China up more than 30% in reported dollars and over 40% on a constant currency 13-week comparable basis. Europe and North America were negatively impacted by a shift in the timing of post-holiday sales into the third quarter, as previously reported, with sales declining 1% and 3%, respectively, on a reported basis but increasing 7% and 2%, respectively in constant currency on a 13-week comparable basis
◦Ralph Lauren digital revenues grew mid-single digits in the fourth quarter in constant currency, in-line with our expectations and on top of 20% growth last year. Digital operating margin continued to meaningfully benefit the total Company margin rate
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.

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Fourth Quarter Fiscal 2023 Income Statement Review

Net Revenue. In the fourth quarter of Fiscal 2023, revenue increased 1% to $1.5 billion on a reported 13-week basis versus a 14-week fiscal period last year. Foreign currency negatively impacted revenue growth by approximately 370 basis points in the fourth quarter. On a 13-week comparable basis, revenue increased 9% in constant currency.

Revenue performance for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Revenue. North America revenue in the fourth quarter decreased 3% to $656 million. On a 13-week comparable basis, revenue increased 2% in constant currency. Results included approximately 270 basis points of negative impact from a previously reported shift in the timing of post-holiday sales into the third quarter this year compared to the fourth quarter last year. In retail, comparable store sales in North America were down 4%, with a 3% decrease in digital commerce and a 4% decline in brick and mortar stores driven primarily by the timing shift. North America wholesale revenue was up 11% to last year, benefiting from more normalized timing of spring shipments compared to the prior year's supply chain disruptions.

•Europe Revenue. Europe revenue in the fourth quarter decreased 1% to $461 million on a reported basis. On a 13-week comparable basis, revenue increased 7% in constant currency. Similar to North America, results included approximately 120 basis points of negative impact from a previously reported shift in the timing of post-holiday sales into the third quarter this year compared to the fourth quarter last year. In retail, comparable store sales in Europe were up 8%, with a 9% increase in brick and mortar stores and a 6% increase in digital commerce. Europe wholesale revenue decreased 3% on a reported basis but increased 3% in constant currency.

•Asia Revenue. Asia revenue in the fourth quarter increased 13% to $390 million on a reported basis. On a 13-week comparable basis, revenue increased 29% in constant currency, supported by strong performance across all markets. Comparable store sales in Asia increased 20%, with a 20% increase in our brick and mortar stores and a 19% increase in digital commerce.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2023 was $951 million and gross margin was 61.7%. On an adjusted basis, gross margin was 63.0% in constant currency, about flat to the comparable 13-week period last year. Gross margins were impacted by increased input costs from raw materials and labor, offset by AUR growth across all regions, lower freight, and favorable channel and geographic mix shifts. Compared to fourth quarter Fiscal 2019 pre-pandemic levels, adjusted gross margins expanded 170 basis points supported by strong AUR growth and brand elevation.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2023 were $910 million on a reported basis, including $32 million in restructuring-related and other net charges. On an adjusted basis excluding such charges, operating expenses were $908 million in constant currency, up 3% on a 13-week comparable basis but down approximately 380 basis points as a percent of sales. Higher compensation and variable selling expenses were partially offset by lower marketing spend due to a more normalized quarterly marketing cadence compared to last year.

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Operating Income. Operating income for the fourth quarter of Fiscal 2023 was $40 million on a reported basis, including restructuring-related and other net charges of $35 million, and operating margin was 2.6%. Adjusted operating income was $98 million and operating margin was 6.1% in constant currency, 390 basis points above the prior year on a 13-week comparable basis.

•North America Operating Income. North America operating income in the fourth quarter was $68 million on a reported basis and $80 million an adjusted basis. Adjusted North America operating margin was 12.2%, compared to adjusted operating margin of 13.1% for the 13-week comparable period of the fourth quarter of Fiscal 2022 driven by increased compensation, shipping and other selling expenses.

•Europe Operating Income. Europe operating income in the fourth quarter was $89 million on both a reported and adjusted basis. Adjusted Europe operating margin was 20.6% in constant currency, compared to 19.0% for the comparable 13-week period last year.

•Asia Operating Income. Asia operating income in the fourth quarter was $55 million on both a reported and adjusted basis. Adjusted Asia operating margin was 16.3% in constant currency, compared to 8.2% for the comparable 13-week period last year.

Net Income and EPS. On a reported basis, net income in the fourth quarter of Fiscal 2023 was $32 million, or $0.48 per diluted share. On an adjusted basis, net income was $61 million, or $0.90 per diluted share. This compared to a net income of $24 million, or $0.34 per diluted share on a reported basis, and net income of $36 million, or $0.49 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2022.

In the fourth quarter of Fiscal 2023, the Company had an effective tax rate of approximately 34% on a reported basis and 27% on an adjusted basis. This compared to a reported and adjusted effective tax rate of approximately 17% and 23%, respectively, in the prior year period. The increase in our adjusted effective tax rate was primarily driven by the absence of certain discrete items that benefited the fourth quarter of the prior year.

Full Year Fiscal 2023 Income Statement Review

Net Revenues. For Fiscal 2023, revenue increased 4% to $6.4 billion on a reported 52-week basis versus a 53-week fiscal period last year. Foreign currency negatively impacted revenue growth by approximately 580 basis points in the period. On a 52-week comparable basis, revenue increased 10% to last year in constant currency.

•North America Revenue. For Fiscal 2023, North America revenue increased 2% to $3.0 billion. On a 52-week comparable basis, North America revenue increased 3% to $3.0 billion in constant currency.

•Europe Revenue. For Fiscal 2023, Europe revenue increased 3% to $1.8 billion on a reported basis. On a 52-week comparable basis, Europe revenue increased 15% to $2.0 billion in constant currency.

•Asia Revenue. For Fiscal 2023, Asia revenue increased 11% to $1.4 billion on a reported basis. On a 52-week comparable basis, Asia revenue increased 25% to $1.6 billion in constant currency.

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Gross Profit. Gross profit for Fiscal 2023 was $4.2 billion on a reported basis and gross margin was 64.6%. On an adjusted basis, gross margin was 66.3% in constant currency, approximately 10 basis points lower than the comparable 52-week period last year. Compared to Fiscal 2019, adjusted gross margins expanded 320 basis points supported by strong AUR growth and brand elevation.

Operating Expenses. For Fiscal 2023, operating expenses were $3.5 billion on a reported basis, including $51 million in restructuring-related and other net charges. On an adjusted basis excluding such charges, operating expenses were $3.6 billion in constant currency, up 9% on a 52-week comparable basis but down approximately 70 basis points as a percent of sales.

Operating Income. Operating income for Fiscal 2023 was $704 million, including restructuring-related and other net charges of $66 million. Adjusted operating income was $935 million and operating margin was 13.7% in constant currency, 60 basis points above the prior year on a 52-week comparable basis.

•North America Operating Income. North America operating income in Fiscal 2023 was $543 million and operating margin was 18.0%, including restructuring-related and other net charges. Adjusted North America operating margin was 18.7%, compared to adjusted operating margin of 22.4% for the 52-week comparable period in Fiscal 2022 driven by increased product costs, compensation and selling expenses.

•Europe Operating Income. Europe operating income in Fiscal 2023 was $406 million and operating margin was 22.1% on a reported basis, including restructuring-related and other net charges. Adjusted Europe operating margin was 25.2% in constant currency, compared to 24.8% for the comparable 52-week period last year.

•Asia Operating Income. Asia operating income in Fiscal 2023 was $290 million and operating margin was 20.3% on a reported basis, including restructuring-related and other net charges. Adjusted Asia operating margin was 22.0% in constant currency, compared to 17.1% for the comparable 52-week period last year.

Net Income and EPS. In Fiscal 2023, net income was $523 million, or $7.58 per diluted share on a reported basis. On an adjusted basis, net income was $576 million, or $8.34 per diluted share. This compared to a net income of $600 million, or $8.07 per diluted share on a reported basis, and net income of $623 million, or $8.38 per diluted share on an adjusted basis for Fiscal 2022.

For Fiscal 2023, the Company had an effective tax rate of approximately 24% on both a reported and adjusted basis. This compared to a reported and adjusted effective tax rate of approximately 20% and 21%, respectively, in the prior year. The increase in our adjusted effective tax rate was primarily driven by the absence of a one-time foreign derived intangible income deduction and other discrete items that benefited the prior year period.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2023 with $1.6 billion in cash and investments and $1.1 billion in total debt, compared to $2.6 billion and $1.6 billion, respectively, at the end of Fiscal 2022. Inventory at the end of Fiscal 2023 was $1.1 billion, up 10% compared to the prior year period reflecting earlier receipts compared to the prior year's impact from global supply chain delays, increased product costs and continued elevation in product mix.

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The Company repurchased approximately $42 million of Class A Common Stock in the fourth quarter and approximately $454 million of Class A Common Stock during the full year Fiscal 2023. At the end of Fiscal 2023, the Company had approximately $1.2 billion remaining under its total share repurchase authorization, subject to overall business and market conditions.

The Company had $217 million in capital expenditures in Fiscal 2023, compared to $167 million in the prior year period. The increase was primarily due to more normalized levels of investment following the pandemic, following unusually low capital expenditures in the prior year period.

Full Year Fiscal 2024 and First Quarter Outlook

The Company's outlook is based on its best assessment of the current macroeconomic environment, including inflationary pressures and other consumer spending-related headwinds, foreign currency volatility, the war in Ukraine and COVID-19-related impacts, among others. The full year Fiscal 2024 and first quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2024, the Company expects revenues to increase approximately low-single digits to last year on a constant currency basis. Based on current exchange rates, foreign currency is expected to benefit revenue growth by approximately 20 basis points in Fiscal 2024.

The Company expects operating margin for Fiscal 2024 to expand approximately 30 to 50 basis points in constant currency, driven by gross margin expansion. Foreign currency is expected to benefit operating margin by approximately 10 basis points in Fiscal 2024. Gross margin expansion is expected to increase about 50 to 100 basis points in constant currency, with stronger AUR and reduced freight costs more than offsetting continued product cost inflation through the majority of the fiscal year. Foreign currency is expected to negatively impact gross margins by approximately 20 basis points in Fiscal 2024.

For the first quarter, the Company expects revenues to be flat to up slightly to last year on a constant currency basis. On a reported basis, including approximately 150 basis points of negative foreign currency impact, revenues are expected to be down slightly to prior year. This outlook includes approximately 220 basis points of negative impact from the normalized timing of spring North America wholesale shipments following last year's supply chain disruptions, which benefited our fourth quarter of Fiscal 2023.

Operating margin for the first quarter is expected to expand approximately 30 to 50 basis points in constant currency, driven by stronger gross margins. Gross margin expansion is expected to be driven by lower freight costs and continued AUR growth partially offset by increased product costs. Foreign currency is expected to negatively impact operating and gross margins by approximately 50 basis points in the first quarter.

The full year Fiscal 2024 tax rate is expected to be in the range of 24% to 25%, assuming a continuation of current tax laws. First quarter of Fiscal 2024 tax rate is expected to be about 23% to 24%.

The Company is planning capital expenditures for Fiscal 2024 of approximately $275 million to $300 million.

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Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 25, 2023, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Fourth Quarter 2023 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from approximately 12:00 P.M. Eastern, Thursday, May 25, 2023 through 6:00 P.M. Eastern, Thursday, June 1, 2023 by dialing 203-369-1256 or 866-454-9172 and entering passcode 1195.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet environmental, social, and governance goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. These risks, uncertainties, and other factors include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to

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the war between Russia and Ukraine, civil and political unrest, diplomatic tensions between the U.S. and other countries, rising interest rates, and recent bank failures, among other factors described herein; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our

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competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	April 1, 2023	April 2, 2022
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,529.3	$1,863.8
Short-term investments	36.4	734.6
Accounts receivable, net of allowances	447.7	405.4
Inventories	1,071.3	977.3
Income tax receivable	50.7	63.7
Prepaid expenses and other current assets	188.7	172.5
Total current assets	3,324.1	4,217.3
Property and equipment, net	955.5	969.5
Operating lease right-of-use assets	1,134.0	1,111.3
Deferred tax assets	255.1	303.8
Goodwill	898.9	908.7
Intangible assets, net	88.9	102.9
Other non-current assets	133.0	111.2
Total assets	$6,789.5	$7,724.7

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$499.8
Accounts payable	371.6	448.7
Current income tax payable	59.7	53.8
Current operating lease liabilities	266.7	262.0
Accrued expenses and other current liabilities	795.5	991.4
Total current liabilities	1,493.5	2,255.7
Long-term debt	1,138.5	1,136.5
Long-term finance lease liabilities	315.3	341.6
Long-term operating lease liabilities	1,141.1	1,132.2
Non-current income tax payable	75.9	98.9
Non-current liability for unrecognized tax benefits	93.8	91.9
Other non-current liabilities	100.9	131.9
Total liabilities	4,359.0	5,188.7
Equity:
Common stock	1.3	1.3
Additional paid-in-capital	2,824.3	2,748.8
Retained earnings	6,598.2	6,274.9
Treasury stock, Class A, at cost	(6,797.3)	(6,308.7)
Accumulated other comprehensive loss	(196.0)	(180.3)
Total equity	2,430.5	2,536.0
Total liabilities and equity	$6,789.5	$7,724.7

Net Cash & Short-term Investments(a)	$427.2	$962.1
Cash & Short-term Investments	1,565.7	2,598.4

(a)     Calculated as cash and cash equivalents, plus short-term investments, less total debt.

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
	(millions, except per share data)
Net revenues	$1,540.8	$1,522.7	$6,443.6	$6,218.5
Cost of goods sold	(590.2)	(556.6)	(2,277.8)	(2,071.0)
Gross profit	950.6	966.1	4,165.8	4,147.5
Selling, general, and administrative expenses	(878.2)	(913.7)	(3,408.9)	(3,305.6)
Impairment of assets	(9.5)	(2.0)	(9.7)	(21.3)
Restructuring and other charges, net	(22.7)	(13.6)	(43.0)	(22.2)
Total other operating expenses, net	(910.4)	(929.3)	(3,461.6)	(3,349.1)
Operating income	40.2	36.8	704.2	798.4
Interest expense	(7.1)	(13.7)	(40.4)	(54.0)
Interest income	13.4	1.1	32.2	5.5
Other income (expense), net	2.7	5.1	(4.1)	4.7
Income before income taxes	49.2	29.3	691.9	754.6
Income tax provision	(16.9)	(4.9)	(169.2)	(154.5)
Net income	$32.3	$24.4	$522.7	$600.1
Net income per common share:
Basic	$0.49	$0.34	$7.72	$8.22
Diluted	$0.48	$0.34	$7.58	$8.07
Weighted-average common shares outstanding:
Basic	66.4	71.2	67.7	73.0
Diluted	67.8	72.5	69.0	74.3
Dividends declared per share	$0.75	$0.6875	$3.00	$2.75

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Twelve Months Ended
	April 1, 2023	April 2, 2022
	(millions)
Cash flows from operating activities:
Net income	$522.7	$600.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	220.5	229.7
Deferred income tax expense (benefit)	3.9	(46.1)
Stock-based compensation expense	75.5	81.7
Impairment of assets	9.7	21.3
Bad debt expense (reversals)	2.3	(2.2)
Other non-cash charges	1.0	1.0
Changes in operating assets and liabilities:
Accounts receivable	(52.6)	32.4
Inventories	(106.2)	(269.3)
Prepaid expenses and other current assets	(19.9)	(28.3)
Accounts payable and accrued liabilities	(225.0)	194.6
Income tax receivables and payables	5.7	(62.3)
Operating lease right-of-use assets and liabilities, net	(17.5)	(61.6)
Other balance sheet changes	(9.1)	24.9
Net cash provided by operating activities	411.0	715.9
Cash flows from investing activities:
Capital expenditures	(217.5)	(166.9)
Purchases of investments	(598.6)	(1,510.6)
Proceeds from sales and maturities of investments	1,293.4	964.6
Other investing activities	(5.8)	(5.0)
Net cash provided by (used in) investing activities	471.5	(717.9)
Cash flows from financing activities:
Repayments of long-term debt	(500.0)	—
Payments of finance lease obligations	(21.9)	(23.1)
Payments of dividends	(198.3)	(150.0)
Repurchases of common stock, including shares surrendered for tax withholdings	(488.6)	(492.6)
Net cash used in financing activities	(1,208.8)	(665.7)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(8.8)	(48.3)
Net decrease in cash, cash equivalents, and restricted cash	(335.1)	(716.0)
Cash, cash equivalents, and restricted cash at beginning of period	1,872.0	2,588.0
Cash, cash equivalents, and restricted cash at end of period	$1,536.9	$1,872.0

12

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
	(millions)
Net revenues:
North America	$655.6	$674.3	$3,020.5	$2,968.2
Europe	460.8	467.4	1,839.2	1,780.7
Asia	390.0	346.1	1,426.7	1,286.8
Other non-reportable segments	34.4	34.9	157.2	182.8
Total net revenues	$1,540.8	$1,522.7	$6,443.6	$6,218.5

Operating income:
North America	$68.4	$90.2	$543.2	$676.7
Europe	89.1	90.6	406.5	444.0
Asia	55.4	39.4	289.6	228.8
Other non-reportable segments	32.3	32.2	146.4	138.4
	245.2	252.4	1,385.7	1,487.9
Unallocated corporate expenses	(182.3)	(202.0)	(638.5)	(667.3)
Unallocated restructuring and other charges, net	(22.7)	(13.6)	(43.0)	(22.2)
Total operating income	$40.2	$36.8	$704.2	$798.4

13

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	April 1, 2023
	Three Months Ended	Twelve Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	(3%)	3%
Brick and mortar	(4%)	1%
Total North America	(4%)	1%

Europe:
Digital commerce	6%	10%
Brick and mortar	9%	14%
Total Europe	8%	13%

Asia:
Digital commerce	19%	24%
Brick and mortar	20%	17%
Total Asia	20%	17%

Total Ralph Lauren Corporation	6%	8%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	April 1, 2023	April 2, 2022	As Reported	Constant Currency
	(millions)
North America	$655.6	$674.3	(2.8%)	(2.5%)
Europe	460.8	467.4	(1.4%)	4.0%
Asia	390.0	346.1	12.7%	21.5%
Other non-reportable segments	34.4	34.9	(1.6%)	(1.5%)
Net revenues	$1,540.8	$1,522.7	1.2%	4.9%

	Twelve Months Ended		% Change
	April 1, 2023	April 2, 2022	As Reported	Constant Currency
	(millions)
North America	$3,020.5	$2,968.2	1.8%	2.0%
Europe	1,839.2	1,780.7	3.3%	14.3%
Asia	1,426.7	1,286.8	10.9%	23.1%
Other non-reportable segments	157.2	182.8	(14.0%)	(13.9%)
Net revenues	$6,443.6	$6,218.5	3.6%	9.4%

14

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	April 1, 2023					April 2, 2022
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$357.3	$182.8	$358.5	$—	$898.6	$406.1	$181.6	$322.0	$—	$909.7
Wholesale	298.3	278.0	31.5	—	607.8	268.2	285.8	24.1	0.4	578.5
Licensing	—	—	—	34.4	34.4	—	—	—	34.5	34.5
Net revenues	$655.6	$460.8	$390.0	$34.4	$1,540.8	$674.3	$467.4	$346.1	$34.9	$1,522.7

	Twelve Months Ended
	April 1, 2023					April 2, 2022
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,872.6	$858.4	$1,322.1	$—	$4,053.1	$1,878.6	$828.3	$1,207.4	$27.2	$3,941.5
Wholesale	1,147.9	980.8	104.6	—	2,233.3	1,089.6	952.4	79.4	5.9	2,127.3
Licensing	—	—	—	157.2	157.2	—	—	—	149.7	149.7
Net revenues	$3,020.5	$1,839.2	$1,426.7	$157.2	$6,443.6	$2,968.2	$1,780.7	$1,286.8	$182.8	$6,218.5

15

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	April 1, 2023	April 2, 2022
North America
Ralph Lauren Stores	48	46
Polo Outlet Stores	189	193
Total Directly Operated Stores	237	239
Concessions	1	1

Europe
Ralph Lauren Stores	43	36
Polo Outlet Stores	61	59
Total Directly Operated Stores	104	95
Concessions	29	29

Asia
Ralph Lauren Stores	118	93
Polo Outlet Stores	94	77
Total Directly Operated Stores	212	170
Concessions	692	654

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	209	175
Polo Outlet Stores	344	329
Total Directly Operated Stores	553	504
Concessions	722	684

Global Licensed Stores
Total Licensed Stores	182	148

16

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	April 1, 2023
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$1,540.8	$—	$1,540.8	$57.2	$1,598.0
Gross profit	950.6	2.2	952.8	53.5	1,006.3
Gross profit margin	61.7%		61.8%		63.0%
Total other operating expenses, net	(910.4)	32.5	(877.9)	(30.5)	(908.4)
Operating expense margin	59.1%		57.0%		56.9%
Operating income	40.2	34.7	74.9	23.0	97.9
Operating margin	2.6%		4.9%		6.1%
Income before income taxes	49.2	34.7	83.9
Income tax provision	(16.9)	(6.1)	(23.0)
Effective tax rate	34.3%		27.3%
Net income	$32.3	$28.6	$60.9
Net income per diluted common share	$0.48	$0.42	$0.90

SEGMENT INFORMATION
REVENUE:
North America	$655.6	$—	$655.6	$1.7	$657.3
Europe	460.8	—	460.8	25.2	486.0
Asia	390.0	—	390.0	30.3	420.3
Other non-reportable segments	34.4	—	34.4	—	34.4
Total revenue	$1,540.8	$—	$1,540.8	$57.2	$1,598.0

OPERATING INCOME:
North America	$68.4	$11.7	$80.1	$0.3	$80.4
Operating margin	10.4%		12.2%		12.2%
Europe	89.1	0.3	89.4	10.8	100.2
Operating margin	19.3%		19.4%		20.6%
Asia	55.4	—	55.4	13.0	68.4
Operating margin	14.2%		14.2%		16.3%
Other non-reportable segments	32.3	—	32.3
Operating margin	93.9%		93.9%
Unallocated corporate expenses and restructuring & other charges, net	(205.0)	22.7	(182.3)
Total operating income	$40.2	$34.7	$74.9

17

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	April 1, 2023
	As Reported	Total Adjustments(a)(c)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$6,443.6	$—	$6,443.6	$360.0	$6,803.6
Gross profit	4,165.8	15.4	4,181.2	330.3	4,511.5
Gross profit margin	64.6%		64.9%		66.3%
Total other operating expenses, net	(3,461.6)	50.6	(3,411.0)	(165.8)	(3,576.8)
Operating expense margin	53.7%		52.9%		52.6%
Operating income	704.2	66.0	770.2	164.5	934.7
Operating margin	10.9%		12.0%		13.7%
Income before income taxes	691.9	66.0	757.9
Income tax provision	(169.2)	(13.1)	(182.3)
Effective tax rate	24.5%		24.0%
Net income	$522.7	$52.9	$575.6
Net income per diluted common share	$7.58	$0.76	$8.34

SEGMENT INFORMATION
REVENUE:
North America	$3,020.5	$—	$3,020.5	$5.6	$3,026.1
Europe	1,839.2	—	1,839.2	196.3	2,035.5
Asia	1,426.7	—	1,426.7	157.9	1,584.6
Other non-reportable segments	157.2	—	157.2	0.2	157.4
Total revenue	$6,443.6	$—	$6,443.6	$360.0	$6,803.6

OPERATING INCOME:
North America	$543.2	$21.9	$565.1	$0.7	565.8
Operating margin	18.0%		18.7%		18.7%
Europe	406.5	0.8	407.3	106.6	513.9
Operating margin	22.1%		22.1%		25.2%
Asia	289.6	—	289.6	58.8	348.4
Operating margin	20.3%		20.3%		22.0%
Other non-reportable segments	146.4	—	146.4
Operating margin	93.1%		93.1%
Unallocated corporate expenses and restructuring & other charges, net	(681.5)	43.3	(638.2)
Total operating income	$704.2	$66.0	$770.2

18

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	April 2, 2022
	As Reported	Total Adjustments(a)(e)	As Adjusted (14 week basis)	14 Week Impact(d)	As Adjusted (13 week basis)
	(millions, except per share data)
Net revenues	$1,522.7	$—	$1,522.7	$(62.7)	$1,460.0
Gross profit	966.1	(1.8)	964.3	(46.1)	918.2
Gross profit margin	63.4%		63.3%		62.9%
Total other operating expenses, net	(929.3)	19.2	(910.1)	24.4	(885.7)
Operating expense margin	61.0%		59.8%		60.7%
Operating income	36.8	17.4	54.2	(21.7)	32.5
Operating margin	2.4%		3.6%		2.2%
Income before income taxes	29.3	17.4	46.7
Income tax provision	(4.9)	(6.0)	(10.9)
Effective tax rate	16.8%		23.4%
Net income	$24.4	$11.4	$35.8
Net income per diluted common share	$0.34	$0.15	$0.49

SEGMENT INFORMATION
REVENUE:
North America	$674.3	$—	$674.3	$(29.9)	$644.4
Europe	467.4	—	467.4	(12.2)	455.2
Asia	346.1	—	346.1	(20.6)	325.5
Other non-reportable segments	34.9	—	34.9	—	34.9
Total revenue	$1,522.7	$—	$1,522.7	$(62.7)	$1,460.0

OPERATING INCOME:
North America	$90.2	$0.2	$90.4	$(6.2)	84.2
Operating margin	13.4%		13.4%		13.1%
Europe	90.6	3.6	94.2	(7.5)	86.7
Operating margin	19.4%		20.2%		19.0%
Asia	39.4	—	39.4	(12.8)	26.6
Operating margin	11.4%		11.4%		8.2%
Other non-reportable segments	32.2	—	32.2
Operating margin	92.2%		92.2%
Unallocated corporate expenses and restructuring & other charges, net	(215.6)	13.6	(202.0)
Total operating income	$36.8	$17.4	$54.2

19

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	April 2, 2022
	As Reported	Total Adjustments(a)(f)	As Adjusted (53 week basis)	53 Week Impact(d)	As Adjusted (52 week basis)
	(millions, except per share data)
Net revenues	$6,218.5	$—	$6,218.5	$(62.7)	$6,155.8
Gross profit	4,147.5	(13.3)	4,134.2	(46.1)	4,088.1
Gross profit margin	66.7%		66.5%		66.4%
Total other operating expenses, net	(3,349.1)	45.9	(3,303.2)	24.4	(3,278.8)
Operating expense margin	53.9%		53.1%		53.3%
Operating income	798.4	32.6	831.0	(21.7)	809.3
Operating margin	12.8%		13.4%		13.1%
Income before income taxes	754.6	32.6	787.2
Income tax provision	(154.5)	(9.4)	(163.9)
Effective tax rate	20.5%		20.8%
Net income	$600.1	$23.2	$623.3
Net income per diluted common share	$8.07	$0.31	$8.38

SEGMENT INFORMATION
REVENUE:
North America	$2,968.2	$—	$2,968.2	$(29.9)	$2,938.3
Europe	1,780.7	—	1,780.7	(12.2)	1,768.5
Asia	1,286.8	—	1,286.8	(20.6)	1,266.2
Other non-reportable segments	182.8	—	182.8	—	182.8
Total revenue	$6,218.5	$—	$6,218.5	$(62.7)	$6,155.8

OPERATING INCOME:
North America	$676.7	$(10.9)	$665.8	$(6.2)	659.6
Operating margin	22.8%		22.4%		22.4%
Europe	444.0	2.4	446.4	(7.5)	438.9
Operating margin	24.9%		25.1%		24.8%
Asia	228.8	1.1	229.9	(12.8)	217.1
Operating margin	17.8%		17.9%		17.1%
Other non-reportable segments	138.4	0.3	138.7
Operating margin	75.7%		75.9%
Unallocated corporate expenses and restructuring & other charges, net	(689.5)	39.7	(649.8)
Total operating income	$798.4	$32.6	$831.0

20

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	March 30, 2019
	As Reported	Total Adjustments(a)(g)	As Adjusted
	(millions, except per share data)
Net revenues	$1,505.7	$—	$1,505.7
Gross profit	901.5	4.1	905.6
Gross profit margin	59.9%		60.1%
Total other operating expenses, net	(873.6)	64.2	(809.4)
Operating expense margin	58.0%		53.8%
Operating income	27.9	68.3	96.2
Operating margin	1.9%		6.4%
Income before income taxes	35.3	68.3	103.6
Income tax provision	(3.7)	(14.5)	(18.2)
Effective tax rate	10.6%		17.5%
Net income	$31.6	$53.8	$85.4
Net income per diluted common share	$0.39	$0.68	$1.07

SEGMENT INFORMATION
OPERATING INCOME:
North America	$108.8	$3.6	$112.4
Operating margin	15.4%		15.9%
Europe	98.6	5.0	103.6
Operating margin	22.5%		23.6%
Asia	37.7	1.5	39.2
Operating margin	13.8%		14.3%
Other non-reportable segments	23.1	1.2	24.3
Operating margin	26.8%		28.2%
Unallocated corporate expenses and restructuring & other charges, net	(240.3)	57.0	(183.3)
Total operating income	$27.9	$68.3	$96.2

21

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	March 30, 2019
	As Reported	Total Adjustments(a)(h)	As Adjusted
	(millions, except per share data)
Net revenues	$6,313.0	$—	$6,313.0
Gross profit	3,886.0	7.2	3,893.2
Gross profit margin	61.6%		61.7%
Total other operating expenses, net	(3,324.2)	155.9	(3,168.3)
Operating expense margin	52.7%		50.2%
Operating income	561.8	163.1	724.9
Operating margin	8.9%		11.5%
Income before income taxes	582.5	163.1	745.6
Income tax provision	(151.6)	(6.5)	(158.1)
Effective tax rate	26.0%		21.2%
Net income	$430.9	$156.6	$587.5
Net income per diluted common share	$5.27	$1.92	$7.19

SEGMENT INFORMATION
OPERATING INCOME:
North America	$682.8	$5.0	$687.8
Operating margin	21.3%		21.5%
Europe	392.8	9.9	402.7
Operating margin	23.3%		23.9%
Asia	161.0	5.2	166.2
Operating margin	15.5%		16.0%
Other non-reportable segments	118.7	7.0	125.7
Operating margin	30.7%		32.5%
Unallocated corporate expenses and restructuring & other charges, net	(793.5)	136.0	(657.5)
Total operating income	$561.8	$163.1	$724.9

22

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended April 1, 2023 include (i) charges of $13.3 million recorded in connection with the Company's restructuring activities, largely consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $9.5 million related to a certain previously exited real estate location for which the related lease agreement has not yet expired; (iii) other charges of $6.2 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iv) a $3.5 million charitable donation expense related to income received from Regent, L.P. ("Regent") as a result of the Club Monaco business exceeding previously defined revenue thresholds over a specified time period; (v) non-routine inventory charges of $1.9 million largely recorded in connection with the Russia-Ukraine war and delays in U.S. customs shipment reviews and approvals; and (vi) expense of $0.3 million related to Russia-related bad debt reserve adjustments.

(c)Adjustments for the twelve months ended April 1, 2023 include (i) other charges of $23.8 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) charges of $19.7 million recorded in connection with the Company's restructuring activities, largely consisting of restructuring charges and impairment of assets; (iii) non-routine inventory charges of $15.1 million largely recorded in connection with the Russia-Ukraine war and delays in U.S. customs shipment reviews and approvals; (iv) additional impairment of assets of $9.5 million related to a certain previously exited real estate location for which the related lease agreement has not yet expired; (v) a $3.5 million charitable donation expense related to income received from Regent during Fiscal 2023 as a result of the Club Monaco business exceeding previously defined revenue thresholds over a specified time period; (vi) income of $3.5 million related to the beforementioned income received from Regent; and (v) benefit of $2.1 million related to Russia-related bad debt reserve adjustments.

(d)The fourth quarter of Fiscal 2022 consisted of 14 weeks and the full Fiscal 2022 consisted of 53 weeks. The fourth quarter and full fiscal year of all other periods presented herein consisted of 13 weeks and 52 weeks, respectively.

(e)Adjustments for the three months ended April 2, 2022 include (i) other charges of $10.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired and non-income-related capital taxes resulting from Swiss tax reform; (ii) a $4.0 million charitable donation expense related to income received from Regent during Fiscal 2022 in connection the Company's sale of its Club Monaco business; (iii) charge of $3.6 million related to non-routine bad debt expense recorded in connection with the Russia-Ukraine war; (iv) benefit of $1.8 million related to COVID-19-related

23

inventory adjustments; (v) charges of $1.6 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; and (vi) benefit of $0.9 million related to income received from Regent.

(f)Adjustments for the twelve months ended April 2, 2022 include (i) charges of $25.3 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) other charges of $18.2 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired and non-income-related capital taxes resulting from Swiss tax reform; (iii) benefit of $13.3 million related to COVID-19-related inventory adjustments; (iv) income of $4.0 million primarily related to a certain revenue share clause in the Company's agreement with Regent that entitled it to receive a portion of the sales generated by the Club Monaco business during a four-month business transition period; (v) a $4.0 million charitable donation expense related to the beforementioned income received from Regent; and (vi) net non-routine bad debt expense of $2.4 million recorded in connection with the Russia-Ukraine war, partially offset by favorable COVID-19-related bad debt reserve adjustments.
(g)Adjustments for the three months ended March 30, 2019 include (i) charges of $37.2 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $9.3 million related to underperforming stores as a result of on-going store portfolio evaluation and the planned sale of a corporate asset; and (iii) other charges of $21.8 million primarily related to the Company's then new sabbatical leave program and depreciation expense associated with its former Polo store at 711 Fifth Avenue in New York City.

(h)Adjustments for the twelve months ended March 30, 2019 include (i) charges of $111.5 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, inventory-related charges, and a loss on sale of property; (ii) additional impairment of assets of $15.1 million related to underperforming stores as a result of on-going store portfolio evaluation and the planned sale of a corporate asset; and (iii) other charges of $36.5 million primarily related to the Company's then new sabbatical leave program, depreciation expense associated with its former Polo store at 711 Fifth Avenue in New York City and its customs audit. The income tax provision reflects enactment-related charges of $27.6 million recorded in connection with U.S. tax reform.

24

NON-U.S. GAAP FINANCIAL MEASURES

Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. Fiscal 2022 was also adjusted for the fiscal year's incremental week that occurred during the fourth quarter. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company's full year Fiscal 2024 and first quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.

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SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com

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